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                                                                   EXHIBIT 99(a)
                                                                   -------------
                       BENTON OIL AND GAS COMPANY ADOPTS
                            SHAREHOLDER RIGHTS PLAN


FOR IMMEDIATE RELEASE:  FRIDAY, APRIL 28, 1995


CARPINTERIA, CALIFORNIA, April 28, 1995 -- The Board of Directors of Benton Oil and Gas Company (NASDAQ NMS:BNTN) has adopted a Shareholder Rights Plan by declaring a dividend distribution of one preferred share purchase right for each outstanding share of Benton common stock. The dividend distribution will be made on May 19, 1995, payable to shareholders of record on that date. The Rights will initially attach to the common stock and not become separately transferrable until the Rights become exercisable.

Benton stated that its Board of Directors adopted the Shareholder Rights Plan to protect Benton's shareholders against certain types of unfair, coercive or abusive takeover tactics. The Rights are intended to enable all of Benton's shareholders to receive fair and equal treatment in the event of a takeover and to realize the long-term value of their investment in Benton. Although the rights plan will not prevent a takeover, it is expected to encourage anyone seeking to acquire control of Benton to negotiate with the Board of Directors prior to attempting a takeover. Further, because the Rights are redeemable and are not triggered in certain Board-approved tender offers, the rights plan will not interfere with any merger or other business combination approved by the Board.

Benton also stated that the issuance of the Rights will not affect the present financial condition of Benton. The issuance of the Rights will have no dilutive effect and will not affect Benton's reported earnings per share. In addition, the Rights distribution will not be taxable to Benton's shareholders.

The Rights will become exercisable only if a person or affiliate group acquires 15% or more of Benton's common stock, or announces a tender offer that would result in ownership of 15% or more of Benton's common stock. However, a tender offer for all of Benton's common stock at a price determined by the Board of Directors to be reasonable and in the best interests of Benton will not trigger the Rights. The Rights will expire on April 28, 2005, or if redeemed, exchanged or terminated by Benton.

When exercisable, each Right will entitle stockholders to purchase one one-hundredth of a new series of Benton preferred stock at an exercise price of $50.00. If Benton is acquired on a merger or other business combination transaction after the Rights become exercisable, each Right will entitle its holder, other than a person or group owning 15% or more of Benton common stock, to purchase, for the then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such exercise price. In addition, following the acquisition by a person or group of 15% or more of Benton's common stock, each Right will entitle its holder, other than such person or members of such group, to purchase, for the then-current exercise price, a number of Benton's common stock having a market value of twice the exercise price.





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After any person or group has acquired 15% or more of Benton's common stock, but less than 50% or more of the common stock, the Board of Directors may exchange the Rights, other than the Rights held by such person or group which will have become void, in whole or in part, at an exchange ratio of one share of Benton common stock per Right, subject to adjustment. In addition, the Board of Directors may redeem the Rights at $.01 per Right at any time prior to the first public announcement that a 15% position has been acquired.

Benton Oil and Gas Company, headquartered in Carpinteria, Calif., is an independent oil and gas exploration and production company which has domestic operations in the gulf coast region of Louisiana and international operations in the eastern region of Venezuela and the West Siberia region of Russia. Benton's common stock is traded on the NASDAQ National Market System (symbol:
BNTN).